P97000059142

Florida Department of State
Division of Corporations
Electronic Filing Cover Sheet

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To:

Division of Corporations
Fax Number : (850)617-6380

From:

Account Name : LEGAL & COMPLIANCE, LLC
Account Number : I20140000006
Phone : (561)514-0936
Fax Number : (561)514-0832

FILED
17 SEP 13 AM 9:05
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

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RECEIVED
17 SEP 13 AM 10:08
DEPARTMENT OF STATE
DIVISION OF CORPORATIONS
TALLAHASSEE FLORIDA

COR AMND/RESTATE/CORRECT OR O/D RESIGN

S S G I, INC.

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SEP 14 2017

S. YOUNG

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ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
S S G I, Inc.

The undersigned, being the Chief Executive Officer of S S G I, Inc.; a corporation existing under the laws of the State of Florida (the "Corporation"), does hereby amend the Amended and Restated Articles of Incorporation of the Corporation filed with the Division of Corporations on April 28, 2009, as thereafter amended (the "Amended and Restated Articles of Incorporation"), as follows:

1. Reverse Stock Split. On the close of business on the date of effectiveness of these Articles of Amendment with the Secretary of State of the State of Florida (the "Effective Time"), each one hundred (100) shares of stock issued and outstanding or held by the Corporation in treasury stock, immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof or the Corporation, be combined and converted into one (1) share of validly issued, fully paid and non-assessable stock, subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). No fractional shares of stock shall be issued in connection with the Reverse Stock Split. Rather, the fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of stock.

2. "Article I – NAME AND ADDRESS" is hereby replaced in its entirety to read as follows:

"Article I – NAME AND ADDRESS

The name of this Corporation is Vicapsys Life Sciences, Inc. The address of the principal office and mailing address of this Corporation is 335 Sophia Ter St. Augustine, Florida 32095."

FILED 17 SEP 13 AM 9:05 SECRETARY OF STATE TALLAHASSEE, FLORIDA

3. "Article III – CAPITAL STOCK" is hereby replaced in its entirety to read as follows:

"Article III – CAPITAL STOCK

(a) Classes and Number of Shares. The total number of shares of all classes of stock, which the Corporation shall have authority to issue shall be 320,000,000 shares, of which 300,000,000 shares shall be common stock, par value of $0.001 per share (the "Common Stock") and 20,000,000 shares shall be preferred stock, par value of $0.001 per share (the "Preferred Stock").

(b) Powers and Rights of Common Stock.

(i) Preemptive Right. No stockholders of the Corporation holding Common Stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for

securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation.

(ii) Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his/her name.

(iii) Dividends and Distributions.

(A) Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board from time to time out of assets of funds of the Corporation legally available therefore; and

(B) Other Dividends and Distributions. The Board may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock.

(iv) Other Rights. Except as otherwise required by the Florida Business Corporation Act and as may otherwise be provided in these Amended and Restated Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

(c) Classes of Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion, authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(i) The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(ii) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited;

(iii) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(iv) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series;

(v) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(vi) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(vii) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(viii) the provisions, if any, of a sinking fund applicable to such series; and

(ix) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof, of such series."

4. This amendment of the Amended and Restated Articles of Incorporation has been duly adopted by the unanimous written consent of the Corporation's board of directors as of September 7 2017 in accordance with the provisions of Section 607.0821 of the Florida Business Corporation Act, and has been adopted and approved by the shareholders of the Corporation on September 7, 2017, and the number of votes cast for the amendment by the shareholders was sufficient for approval.

5. The effective date of this amendment of the Amended and Restated Articles of Incorporation shall be the close of business on the date of approval by the Financial Industry Regulatory Authority but in no event more than 90 days after the date of filing with Florida Secretary of State.

IN WITNESS WHEREOF, the undersigned has caused this amendment to Amended and Restated Articles of Incorporation to be signed on the date indicated below.

S S G I, Inc.
a Florida corporation

By: ______________________
Michael Yurkowsky
Chief Executive Officer

Date: September 7, 2017